Exhibit 10.40

CONSULTING SERVICES AGREEMENT

This Consulting Agreement (“Agreement”) is made as of October 18, 2010 (“Effective Date”) by and between Medgenics, Inc., a Delaware corporation (the “Company”), and Eugene A. Bauer.

The Company desires to have Consultant perform consulting services for the Company and Consultant desires to perform such services for the Company, subject to and in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1.           SERVICES.  During the Term (as defined below), Consultant shall provide financial, strategic, business development, investor relations and clinical and regulatory consulting services to the Company as may be requested by the Company from time to time and additional consulting services as may be mutually agreed between the parties (collectively, the “Services”).  The Company acknowledges that Consultant lives in and currently maintains an office in California and therefore the parties anticipate that Consultant shall provide the Consulting Services both in person and via email and telephone.

2.           COMPENSATION.

2.1           Cash Compensation.  The Company will pay Consultant an annual consulting fee equal to $180,000 payable in monthly installments.

2.2           Restricted Stock.  In consideration for Consultant’s agreements hereunder, the Company will, as soon as practicable and in compliance with all applicable securities laws, grant to Consultant 2,000,000 shares of restricted common stock of the Company.  The restrictions on such restricted common stock shall lapse as follows:

•	restrictions with respect to 500,000 shares shall lapse on October 18, 2012;

•	restrictions with respect to 500,000 shares shall lapse on October 18, 2013; and

•	restrictions with respect to all remaining shares shall lapse on October 18, 2014.

All restrictions shall lapse immediately upon a change of control of the Company or in the event the Company elects to terminate this Agreement, and shall be set forth in more detail in a Restricted Stock Award Agreement.  In the event of any conflict between the Restricted Stock Award Agreement and this Agreement, the terms of the Restrict Stock Award Agreement shall control.

2.3          Disbursements by Consultant.  Any reasonable disbursements or out-of-pocket expenses incurred by Consultant in connection with performing Services under this Agreement shall be promptly reimbursed by the Company upon receipt of an invoice from Consultant detailing and substantiating such expenses.

3.           RELATIONSHIP OF PARTIES.

3.1           Independent Consultant.  Consultant is an independent Consultant and is not an agent or employee of, and has no authority to bind, the Company by contract or otherwise, except as otherwise approved by the Board of Directors of the Company.  Consultant will perform the Services under the general direction of the Company, but Consultant will determine, in Consultant’s sole discretion, the manner and means by which the Services are accomplished, subject to the requirement that Consultant will at all times comply with applicable law.  The Company has no right or authority to control the manner or means by which the Services are accomplished.

3.2           Employment Taxes and Benefits.  All taxes on net income and similar assessments, levies and government imposed obligations with respect to Services shall be the obligation of and be paid by Consultant.  Consultant will indemnify the Company and hold it harmless from and against all claims, damages, losses, costs and expenses, including reasonable fees and expenses of attorneys and other professionals, relating to any obligation imposed by law on the Company to pay any withholding taxes, social security, unemployment or disability insurance, or similar items in connection with compensation received by Consultant pursuant to this Agreement.  Without limiting the generality of the foregoing, the Company shall not withhold any taxes or prepare W-2 forms for Consultant, but shall provide Consultant with a Form 1099, if required by law.  Consultant will not be entitled to receive any vacation or illness payments or to participate in any plans, arrangements, or distributions by the Company pertaining to any bonus, stock option, profit sharing, insurance or similar benefits for the Company’s employees, if any.

4.           OWNERSHIP AND INTELLECTUAL PROPERTY RIGHTS.

4.1           Definition of Innovations.  Consultant agrees to disclose in writing to the Company all inventions, products, designs, drawings, notes, documents, information, documentation, improvements, works of authorship, processes, techniques, know-how, algorithms, technical and business plans, specifications, hardware, circuits, computer languages, computer programs, databases, user interfaces, encoding techniques, and other materials or innovations of any kind that Consultant may make, conceive, develop or reduce to practice during the term of this Agreement, alone or jointly with others, in connection with performing Services or that result from such Services, whether or not they are eligible for patent, copyright, mask work, trade secret, trademark or other legal protection (collectively, “Innovations”).

4.2           Ownership of Innovations.  Consultant and the Company agree that, to the fullest extent legally possible, all Innovations will be works made for hire owned exclusively by the Company.  Consultant agrees that, regardless of whether the Innovations are legally works made for hire, all Innovations will be the sole and exclusive property of the Company.  Consultant hereby irrevocably transfers and assigns to the Company, and agrees to irrevocably transfer and assign to the Company, all right, title and interest in and to the Innovations, including all worldwide patent rights (including patent applications and disclosures), copyright rights, mask work rights, trade secret rights, know-how, and any and all other intellectual property or proprietary rights (collectively, “Intellectual Property Rights”) therein.  At the Company’s request and expense, during and after the term of this Agreement, Consultant will assist and cooperate with the Company in all respects and will execute documents, and, subject to the reasonable availability of Consultant, give testimony and take such further acts reasonably requested by the Company to enable the Company to acquire, transfer, maintain, perfect and enforce its Intellectual Property Rights and other legal protections for the Innovations.  Consultant hereby appoints the officers of the Company as Consultant’s attorney-in-fact to execute documents on behalf of Consultant for this limited purpose.

4.3           Moral Rights.  Consultant also hereby irrevocably transfers and assigns to the Company, and agrees to irrevocably transfer and assign to the Company, and waives and agrees never to assert, any and all Moral Rights (as defined below) that Consultant may have in or with respect to any Innovation, during and after the term of this Agreement.  “Moral Rights” mean any rights to claim authorship of any Innovation, to object to or prevent the modification or destruction of any Innovation, to withdraw from circulation or control the publication or distribution of any Innovation, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is called or generally referred to as a “moral right,” in all cases.

4.4           Related Rights.  To the extent that Consultant owns or controls (presently or in the future) any patent rights, copyright rights, mask work rights, trade secret rights, or any other intellectual property or proprietary rights that block or interfere with the rights assigned to the Company under this Agreement (collectively, “Related Rights”), Consultant hereby grants or will cause to be granted to the Company a non-exclusive, royalty-free, irrevocable, perpetual, transferable, worldwide license (with the right to sublicense) to make, have made, use, offer to sell, sell, import, copy, modify, create derivative works based upon, distribute, sublicense, display, perform and transmit any products, software, hardware, methods or materials of any kind that are covered by such Related Rights, to the extent necessary to enable the Company to exercise all of the rights assigned to the Company under this Agreement.

5.           CONFIDENTIAL INFORMATION AND FIDUCIARY DUTIES.  The parties agree and acknowledge that Consultant is a director of the Company and as such is subject to certain fiduciary duties under Delaware law.  In addition, Consultant has entered into a non-executive director appointment letter which imposes additional obligations on Consultant with respect to protecting the Company’s Confidential Business Information (as defined in such appointment letter) and refraining from competition.  Consultant re-affirms each of those obligations.

6.           WARRANTIES.

6.1           Compliance with Laws.  Consultant shall comply with all applicable federal, state and local laws, regulations and codes in effect as of the date of the Effective Date, and throughout the duration of performing the Services.

6.2           Pre-existing  Obligations of Consultant.  Consultant represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof (i) will not constitute a default under or conflict with any agreement or other instrument to which he is a party or by which he is bound, and (ii) do not require the consent of any person or entity.

6.3           Pre-Existing Obligations of the Company.  The Company represents and warrants to Consultant that this Agreement has been duly authorized, executed and delivered by the Company and that the fulfillment of the terms hereof (i) will not constitute a default under or conflict with any agreement of other instrument to which it is a party or by which it is bound, and (ii) do not require the consent of any person or entity.

6.4           Binding Agreement.  Each party hereto warrants and represents to the other that this Agreement constitutes the valid and binding obligation of such party enforceable against such party in accordance with its terms subject to applicable bankruptcy, insolvency, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless if enforcement is sought in proceeding in equity or at law).

7.           INDEMNIFICATION.  Consultant will indemnify and hold harmless the Company from and against all claims, damages, losses and expenses, including court costs and reasonable attorneys’ fees, arising out of or resulting from, and, at the Company’s option, Consultant will defend the Company against:

(i)           any action by a third party against the Company that is based on any negligent act or omission or willful conduct of Consultant and that results in: (a) bodily injury, sickness, disease or death; (b) injury or destruction to tangible or intangible property (including computer programs and data) or any loss of use resulting therefrom; or (c) the violation of any statute, ordinance, or regulation; and

(ii)           any action by a third party against the Company based on Consultant’s breach of this Agreement.

8.           TERM AND TERMINATION.

8.1           Term.  This Agreement will commence on the Effective Date and, unless terminated earlier in accordance with the terms of this Agreement, will remain in force and effect for as long as Consultant is performing Services.

8.2           Termination for Breach.  Either party may terminate this Agreement if the other party breaches any material term of this Agreement and fails to cure such breach within ten (10) days following written notice thereof from the non-breaching party.

8.3           Termination for Convenience.  Either party may terminate this Agreement at any time, for any reason or no reason, upon thirty (30) days advance written notice to the other party.

8.4           Effect of Termination.

(a)           Upon any termination of this Agreement for any reason, Consultant will promptly deliver to the Company all Innovations, including all work in progress on any Innovations and all versions and portions thereof.

(b)           Upon any termination of this Agreement, the Company will pay Consultant any amounts that are due and payable under Section 2 for the period that Consultant provided Services to the Company prior to the effective date of termination.

8.5           Survival.  The provisions of Sections 3.2, 4, 5, 7, 8.4, 8.5 and 9 will survive the termination of this Agreement.

9.           GENERAL.

9.1           No Election of Remedies.  Except as expressly set forth in this Agreement, the exercise by either party of any of its remedies under this Agreement will be without prejudice to its other remedies under this Agreement or available at law or in equity.

9.2           Assignment.  Consultant may not assign or transfer any of Consultant’s rights or delegate any of Consultant’s obligations under this Agreement, in whole or in part, without the Company’s express prior written consent.  Any attempted assignment, transfer or delegation, without such consent, will be void.  Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties permitted successors and assigns.

9.3           Equitable Remedies.  Because the Services are personal and unique and because Consultant will have access to Confidential Business Information of the Company, the Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without having to post a bond or other consideration, in addition to all other remedies that the Company may have for a breach of this Agreement.

9.4           Attorneys’ Fees.  If any action is necessary to enforce the terms of this Agreement, the substantially prevailing party will be entitled to reasonable attorneys’ fees, costs and expenses in addition to any other relief to which such prevailing party may be entitled.

9.5           Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of California, excluding that body of law pertaining to conflict of laws.  Any legal action or proceeding arising under this Agreement will be brought exclusively in the federal or state courts located in the Northern District of California and the parties hereby irrevocably consent to the personal jurisdiction and venue therein.

9.6           Severability.  If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, the remaining provisions of the Agreement will remain in full force and effect, and the provision affected will be construed so as to be enforceable to the maximum extent permissible by law.

9.7           Notices.  All notices required or permitted under this Agreement will be in writing and delivered by confirmed facsimile transmission, by courier or overnight delivery service, or by certified mail, and in each instance will be deemed given upon receipt.  All notices will be sent to the addresses set forth below or to such other address as may be specified by either party to the other in accordance with this Section.

9.8           Entire Agreement.  This Agreement, constitutes the complete and exclusive understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral, with respect to the subject matter hereof.  Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by the parties hereto.

9.9           Waiver.  The waiver of any breach of any provision of this Agreement will not constitute a waiver of any subsequent breach of the same other provisions hereof.

9.10           Counterparts.  This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the Effective Date.

COMPANY:	CONSULTANT:
By:
Name: Andrew L. Pearlman	Eugene A. Bauer
Title: Chief Executive Officer

Notice Address:	Notice Address:
Medgenics Medical Israel Ltd. Teradion Business Park P.O. Box 14 Misgav Israel 20179	Dr. Eugene Bauer 59 Montecito Road San Rafael, California 94901